Exhibit 23.1






                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 2-84303), Form S-8 and S-3 (File No. 33-6054), Form S-8 and S-3 (File No. 33-26434), Form S-8 and S-3 (File No. 33-30277), Form S-8 (File No. 33-61682), Form S-8 (File No. 33-61718), Form S-8 (File No.
333-51494),  Form S-3 (File No. 333-118102),  Form S-3 (File No. 333-122047) and
Form S-4 (File No. 333-125806) of Leucadia National Corporation of our report dated July 7, 2005 relating to the combined financial statements of Idaho Timber Corporation and Related Companies, which appears in the Current Report on Form 8-K/A of Leucadia National Corporation dated July 14, 2005.



/s/ PricewaterhouseCoopers LLP



PricewaterhouseCoopers LLP
Salt Lake City, Utah
July 14, 2005